UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 22, 2020
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1465 North Scottsdale Road Suite 400
Scottsdale, AZ 85257
(Address, including zip code, of principal executive offices)
(602) 850-5000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.001 per share	LLNW	NASDAQ
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01	Entry into a Material Definitive Agreement.
Convertible Notes and the Indenture
On July 22, 2020, Limelight Networks, Inc. (“Limelight”) priced its private offering of $110 million in aggregate principal amount of 3.50% Convertible Senior Notes due 2025 (the “Initial Notes”). On July 23, 2020, the initial purchasers in such offering exercised their option to purchase an additional $15 million in aggregate principal amount of 3.50% Convertible Senior Notes due 2025 (the “Additional Notes” and together with the Initial Notes, the “Notes”), bringing the total aggregate principal amount of the Notes to $125 million. The Notes are senior, unsecured obligations of Limelight. On July 27, 2020, the Notes were issued pursuant to an Indenture, dated July 27, 2020 (the “Indenture”), between Limelight and U.S. Bank National Association, as trustee. The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving Limelight after which the Notes become automatically due and payable.
The Notes will mature on August 1, 2025, unless earlier converted, redeemed or repurchased. The Notes will bear interest from July 27, 2020, at a rate of 3.50% per year payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2021. The holders of the Notes may convert all or any portion of their Notes at their option only in the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2020 (and only during such calendar quarter), if the last reported sale price per share of Limelight’s common stock, $0.001 par value per share (the “common stock”), exceeds 130% of the conversion price for each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any ten consecutive trading day period (such ten consecutive trading day period, the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of Limelight’s common stock on such trading day and the conversion rate on such trading day; (3) upon the occurrence of certain corporate events or distributions on Limelight’s common stock; (4) if Limelight calls such Notes for redemption; and (5) at any time from, and including, May 1, 2025 until the close of business on the second scheduled trading day immediately before the maturity date. On or after May 1, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes, in minimum principal amount denominations of $1,000 or any integral multiple of $1,000 in excess thereof, at the option of the holder regardless of the foregoing circumstances. Upon conversion, Limelight may satisfy its conversion obligation by paying or delivering, as applicable, cash, shares of the common stock or a combination of cash and shares of the common stock, at Limelight’s election, in the manner and subject to the terms and conditions provided in the Indenture. The conversion rate for the Notes will initially be 117.2367 shares of Limelight’s common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $8.53 per share of the common stock. The initial conversion price of the Notes represents a premium of approximately 27.5% over the last reported sale price of Limelight’s common stock on The Nasdaq Global Select Market of $6.69 per share on July 22, 2020. The conversion rate is subject to adjustment under certain circumstances in accordance with the terms of the Indenture. In addition, following certain corporate events that occur prior to the maturity date or if Limelight delivers a notice of redemption, Limelight will increase the conversion rate, in certain circumstances, for a holder who elects to convert its Notes in connection with such a corporate event or convert its Notes called (or deemed called) for redemption in connection with such notice of redemption, provided that the conversion rate will not exceed 149.4768 shares of Limelight’s common stock per $1,000 principal amount of Notes, subject to adjustment.
Limelight may not redeem the Notes prior to August 4, 2023. Limelight may redeem for cash all, or any portion in an authorized denomination, of the Notes, at its option, on or after August 4, 2023, and on or prior to the 41st scheduled trading day immediately preceding the maturity date, if the last reported sale price of the common stock has been at least 130% of the conversion price then in effect for at least 20 trading days, whether or not consecutive, including the trading day immediately preceding the date on which Limelight provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day preceding the date on which Limelight provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes, which means that Limelight is not required to redeem or retire the Notes periodically.
If Limelight undergoes a fundamental change (as defined in the Indenture), holders may require Limelight to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
A copy of the Indenture and the form of the Note are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to such exhibits.
The net proceeds from the offering of the Notes were approximately $120.8 million, after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by Limelight. Limelight used approximately $16.4 million of the net proceeds from the offering of the Notes to pay the cost of the Capped Call Transactions (as defined below). Limelight intends to use the remainder of the net proceeds from the offering of the Notes for working capital and other general corporate purposes.
Capped Call Transactions
On July 22, 2020, in connection with the pricing of the Initial Notes, Limelight entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with one of the initial purchasers of the Notes and other financial institutions (the “Option Counterparties”). On July 23, 2020, in connection with the initial purchasers’ exercise of their option to purchase the Additional Notes, Limelight entered into additional privately negotiated capped call transactions with the Option Counterparties (the “Additional Capped Call Transactions,” and together with the Base Capped Call Transactions, the “Capped Call Transactions”). The Capped Call Transactions cover, subject to customary adjustments, the number of shares of the common stock initially underlying the notes. The Capped Call Transactions are expected generally to reduce the potential dilution of Limelight’s common stock upon conversion of the Notes or at Limelight’s election (subject to certain conditions) offset any cash payments Limelight is required to make in excess of the aggregate principal amount of converted notes, as the case may be, in the event that the market price per share of Limelight’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the Notes and is subject to customary anti-dilution adjustments that may not match those applicable to the conversion price. If, however, the market price per share of Limelight’s common stock, as measured under the terms of the Capped Call Transactions, exceeds the cap price of the Capped Call Transactions, there would nevertheless be dilution or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the Capped Call Transactions. The cap price of the capped call transactions will initially be $13.38 per share of Limelight’s common stock, which represents a premium of 100% over the last reported sale price of Limelight’s common stock on The Nasdaq Global Select Market of $6.69 per share on July 22, 2020, and is subject to certain adjustments under the terms of the capped call transactions.
The Capped Call Transactions are separate transactions entered into by Limelight with the Option Counterparties, are not part of the terms of the Notes and will not change the holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

A copy of the form of confirmation for the Capped Call Transactions is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing description of the terms of the Capped Call Transactions does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Limelight offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the initial purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. Limelight relied on these exemptions from registration based in part on representations made by the initial purchasers in the purchase agreement dated July 22, 2020, pursuant to which Limelight sold the Notes to the initial purchasers. The shares of the common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
To the extent that any shares of the common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes, and any resulting issuance of shares of the common stock.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
4.1	Indenture between Limelight Networks, Inc. and U.S. Bank National Association dated July 27, 2020 (furnished herewith).
4.2	Form of 3.50% Convertible Senior Notes due August 1, 2025 (included in Exhibit 4.1).
10.1	Form of Capped Call Transaction Confirmation (furnished herewith).
104.0	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: July 27, 2020	By:	/s/ Michael DiSanto
Michael DiSanto Chief Administrative and Legal Officer & Secretary